Exhibit 10.3

Execution Copy

BEAR, STEARNS & CO. INC.	BEAR STEARNS CORPORATE
383 Madison Avenue	LENDING INC.
New York, New York 10179	383 Madison Avenue
New York, New York 10179

 December 17, 2006

Credit Facilities
Commitment Letter

Protection One, Inc.
Protection One Alarm Monitoring, Inc.
818 S. Kansas Avenue
Topeka, KS 66612
Attention:  Mr. Darius Nevin, Chief Financial Officer

Ladies and Gentlemen:

You have advised Bear, Stearns & Co. Inc. (“Bear Stearns”) and Bear Stearns Corporate Lending Inc. (“BSCL” and, together with Bear Stearns, the “Commitment Parties”) that Protection One, Inc. (“Holdings”) intends to acquire (the “Acquisition”) through Tara Acquisition Corp., a direct wholly-owned subsidiary formed for the purpose of accomplishing the Acquisition (“Merger Co.”), all of the issued and outstanding capital stock of Integrated Alarm Services Group Inc., a Delaware corporation (the “Target”) through an issuance of equity issued by Holdings to the shareholders of the Target on the terms set forth in the Merger Agreement, as defined below (the “Equity”).  You have further advised us that in order to consummate the Acquisition, the Target intends to seek the consent of the requisite holders of its existing 12% Senior Secured Notes due 2011 (the “Target Notes”) to the consummation of the Acquisition and the exchange of the Target Notes for a new issuance of 12% second lien notes of the Borrower (the “Second Lien Notes”) with maturity after the maturity of the Term Loans (the “Noteholder Consent”) and that, upon consummation of the Acquisition, the Target will be a wholly-owned subsidiary of Holdings, and Protection One Alarm Monitoring, Inc. (the “Borrower”) will have received the consent of the requisite lenders under its existing credit agreement, dated as of April 26, 2006 (the “Existing Credit Agreement”), to (a) the consummation of the Acquisition, (b) the assumption by the Borrower of any Target Notes not exchanged for Second Lien Notes (which remaining Target Notes, if any, shall have been amended to remove all restrictive covenants and security interests required therein), (c) the issuance by the Borrower of the Second Lien Notes in exchange for the Target Notes, (d) include the right to solicit commitments for a pre-approved incremental term loan facility in an amount not to exceed $10 million on the terms and conditions described in the Term Sheet (as defined below)  under the caption “Incremental Credit Facility” (the “Incremental Term Loan Facility”), and (e) certain other changes to be mutually agreed (including, but not limited to the guarantee of the facilities and the granting of security in favor of the facilities by the Target and each of its domestic subsidiaries, and the adjustment of financial and negative covenants in order to reflect the increased size of the Borrower, pro forma projections and activities of the Target) ((the “Credit Agreement Amendment” and the

Credit Agreement, after such amendment, the “Amended Credit Agreement”).  We understand that the Acquisition will be effected pursuant to an Agreement and Plan of Merger among Holdings, MergerCo, a wholly owned subsidiary of Holdings, and the Target (the “Merger Agreement”).  References herein to the “Transaction” shall include the Acquisition, the Noteholder Consent, the Credit Agreement Amendment, the payment of expenses on the Closing Date, the payment of related premiums, fees and expenses and all other transactions entered into and consummated in connection with the foregoing.

Bear Stearns is pleased to advise you that it is willing to act as exclusive advisor, sole lead arranger and sole bookrunner for the Facilities (as defined below) and, as such, Bear Stearns will use its commercially reasonable efforts to solicit the consents (the “Required Consents”) of the lenders under the Existing Credit Agreement (the “Existing Lenders”) required in connection with the approval of the Credit Agreement Amendment (it being understood that the payments of any fees or other amounts in connection therewith shall be for the account of the Borrower).  BSCL also is pleased to advise you that it is willing to act as administrative agent for the Facilities.  In addition, in the event that one or more Existing Lenders is not willing to approve the Credit Agreement Amendment (each, a “Non-Consenting Lender”), BSCL is pleased to advise you of its commitment (a) to (x) offer to acquire (and, if such offer is accepted, to acquire) by assignment on the Closing Date (as defined in the Term Sheet) at par (or at a premium to be agreed upon between you and the Commitment Parties; it being understood and agreed that any premium payable with respect to the Acquired Facilities (as defined below) will be for the account of the Borrower), and pursuant to customary documentation, commitments and/or loans of Non-Consenting Lenders, in each case to the extent necessary to obtain the Required Consents (any such commitments and/or loans so acquired by assignment, the “Acquired Facilities”) and to approve the Credit Agreement Amendment, and (y) subject to the terms and conditions set forth or referred to in this  commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), to provide the full amount of the term loans comprising the Incremental Term Loan Facility concurrently with the closing of the Acquisition, or (b) if the Required Consents have not been obtained, to refinance 100.0% of the term and revolving facilities under the Existing Credit Agreement (the “Existing Credit Facilities”) and to provide the full amount of the term loans comprising the Incremental Term Loan Facility concurrently with the closing of such refinancing and the Acqusition, in each case substantially upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet (the “Replacement Facilities”, such Replacement Facilities, or the Acquired Facilities and the term loans comprising the Incremental Term Loan Facility, as the case may be, the “Facilities”), which commitment is up to 100.0% of the Acquired Facilities and the Incremental Term Loan Facility (in the case of clause (a)) or 100% of the Replacement Facilities (in the case of clause (b)).

It is agreed that (i) Bear Stearns will act as exclusive advisor, sole lead arranger and sole bookrunner in respect of the Facilities, (ii) BSCL will act as sole and exclusive administrative agent in respect of the Facilities, and (iii) Bear Stearns and BSCL will, in their respective capacities, perform the duties and exercise the authority customarily performed and exercised by them in such roles.  You and we agree that, except as set forth above, no other agents, co-agents, lead arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and

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the Fee Letter referred to below) will be paid in connection with the Facilities, unless you and the Lead Arranger shall so agree.

Bear Stearns intends to syndicate the term loans comprising the Incremental Term Loan Facility, and, to the extent the Required Consents are not obtained, the Replacement Facilities or Acquired Facilities, as the case may be, to a group of financial institutions, commercial banks and non-bank entities (together with BSCL, the “Lenders”) identified by Bear Stearns in consultation with you.  You agree actively to assist Bear Stearns in completing a syndication reasonably satisfactory to it.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Target, (b) direct contact by the proposed Lenders with senior management and advisors of Holdings and the Borrower, to the extent practicable, and your using commercially reasonable efforts to cause direct contact with senior management and advisors of the Target, (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, including assistance in causing such marketing materials to conform to market standards as reasonably determined by Bear Stearns in good faith, and (d) the hosting, with Bear Stearns, of one or more meetings of prospective Lenders and with rating agencies and, in connection with any such meeting, consulting with Bear Stearns with respect to the presentations to be made at such meeting, and making available appropriate officers and representatives of the Borrower to rehearse such presentations prior to such meetings, and your using commercially reasonable efforts to make available appropriate officers and representatives of the Target to rehearse such presentations prior to such meetings, as reasonably requested by Bear Stearns.  At the reasonable request of Bear Stearns, the Borrower agrees to assist in the preparation of a version of the information memorandum and other marketing materials referred to in clause (c) of the preceding sentence that do not contain material non-public information concerning the Borrower, the Target, their respective affiliates or their respective securities.

Bear Stearns will manage, in consultation with you, all aspects of the syndication of the Facilities, including decisions as to the selection of potential new Lenders to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the new Lenders and the amount and distribution of fees among the Lenders; provided that all new Lenders shall be subject to the approval of the Borrower, not to be unreasonably withheld.

You agree that, at your expense, you will work with Bear Stearns to confirm ratings for the Facilities by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) prior to the commencement of the syndication efforts in respect of the Facilities.

To assist Bear Stearns in its syndication efforts, you agree promptly to provide to Bear Stearns all information in your and your advisors’ possession with respect to Holdings, the Borrower, the Target and the Transaction, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities.  As a condition to each Commitment Party’s commitments and agreements hereunder, you hereby represent and covenant that (a) all factual information other than the Projections (the “Information”) that has been or will be made available to the Lead

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Arranger by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Bear Stearns by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that projections are inherently uncertain and that actual results may vary from such Projections and such variations may be material.  You understand that in arranging and syndicating the Facilities we may use and rely on the Information and the Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder you agree to pay the nonrefundable fees set forth in the Term Sheet and in the fee letter dated the date hereof and delivered herewith (the “Fee Letter”), as and when indicated therein, and to perform the obligations set forth in the Fee Letter, including those relating to changes in the pricing, amounts, terms and structure of the Facilities.

Each Commitment Party’s commitments and agreements hereunder are subject to (a) our satisfaction that there shall not have occurred or become known to us any fact, event, occurrence, change, development or circumstance since January 1, 2006 that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, continuing results of operations, assets, rights, liabilities or properties of the Target and its subsidiaries, taken as a whole; provided, however, that any fact, event, occurrence, change, development or circumstance involving, arising out of, relating to or resulting from any of the following will be excluded for purposes of this clause (a):  (1) public announcements prior to the date hereof by the Target or any of its stockholders regarding the potential sale of or other potential strategic transactions involving the Target; (2) the existence or terms of the Merger Agreement, the transactions contemplated thereby or the announcement thereof; (3) changes or conditions affecting generally the industries in which the Target operates; (4) changes in U.S. or global economic, regulatory or political conditions generally; (5) changes in GAAP or in any laws or orders that apply generally to similarly situated persons; (6) any acts of terrorism, sabotage, military action or war, except, in the case of clauses (2), (3), (4), (5) and (6) above, to the extent such facts, events, occurrences, changes, developments or circumstances have a disproportionate adverse effect on the Target and its subsidiaries as compared to other persons engaged in the same industry, (b) our satisfaction that prior to and during the syndication of the Facilities there has been no offering, placement or arrangement of any debt securities or bank financing by Holdings, the Borrower, the Target or any of their respective subsidiaries that could disrupt or otherwise interfere with the orderly syndication of the Facilities, (c) the negotiation, execution and delivery on or before May 31, 2007 of definitive documentation with respect to the Facilities consistent with the Term Sheet or otherwise in form and substance reasonably satisfactory to such Commitment Party and its counsel, (d) there being a period of at least 25 days (which 25-day period shall in any event begin on or before May 5, 2007 so long as you have, prior to such time, complied with your agreements to assist us in syndication) between the commencement of the syndication process (the date of the meeting of the invited lenders) and the occurrence of the closing date of the Transaction, (e) your compliance in all material respects with your covenants and agreements contained in this Commitment Letter

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and the Fee Letter, and (f) the reasonable satisfaction or waiver by the Arranger of the other conditions set forth or referred to in the Term Sheet and the Fee Letter.

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and its respective officers, directors, employees, attorneys, advisors, and agents (each, an “Indemnified Person”) as set forth in Annex A hereto and (b) to reimburse each Commitment Party and its affiliates on demand (but which reimbursement may be up to 10 business days following the termination of the Merger Agreement in the event the Closing Date does not occur and such demand is made following such termination) for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses (provided, that all consultants are subject to prior approval of Borrower), travel expenses, and reasonable fees, charges and disbursements of one counsel (together with any special or local counsel as the Commitment Parties deem appropriate), and all rating agency fees and expenses) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation).  No party to this Commitment Letter shall be liable to any other party to this Commitment Letter for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages on any theory of liability in connection with any act, omission, breach, occurrence or event relating in any respect to the Facilities or the Transaction.

You acknowledge that Bear Stearns and its affiliates (the term “Bear Stearns” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services to other companies in respect of which you or the Target may have conflicting interests regarding the Transaction and otherwise.  Bear Stearns will not use confidential information obtained from you by virtue of the Transaction or its other relationships with you in connection with the performance by Bear Stearns of services for other companies, and Bear Stearns will not furnish any such information to other companies.  You also acknowledge that Bear Stearns has no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other companies.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the signatory parties hereto and their permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of the Target, any existing stockholder of the Target or any other person except the signatory parties hereto and the Indemnified Persons.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission or electronic photocopy (i.e. “pdf”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

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This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) to Quadrangle Group LLC (the “Sponsor”), rating agencies (as to the Term Sheet only), the Target (as to the Commitment Letter only) and your and their respective affiliates, directors, officers, employees, agents, attorneys, accountants and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, rule or regulation (including filings with the SEC and other regulatory authorities) (in which case you agree to inform us promptly thereof) or (c) with our consent, not to be unreasonably withheld; provided, that the Term Sheet and/or any of the terms or substance thereof may be disclosed to prospective Lenders in connection with the Facilities.

BSCL hereby notifies the Sponsor, the Borrower and the Target that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it, and each Lender, may be required to obtain, verify and record information that identifies the Sponsor, the Borrower and the Target, which information includes the name and address of the Sponsor, the Borrower and the Target and other information that will allow BSCL and each Lender to identify the Sponsor, the Borrower and the Target in accordance with the Act.  This notice is given in accordance with the requirements of the Act and is effective for BSCL and each Lender.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and all the provisions contained in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or BSCL’s commitment hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the fourth, fifth, ninth and fourteenth paragraphs hereof and those arising under the provisions of the Fee Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  You hereby irrevocably submit to the exclusive jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State of New York, or any appellate courts from any thereof, for the purpose of any suit, action or other proceeding arising out of this Commitment Letter, the Fee Letter, or any of the agreements or transactions contemplated hereby, which is brought by or against you and you (i) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) hereby agree not to commence any action, suit or proceeding relating to this Commitment Letter, the Fee Letter, or any such other agreements or transactions other than in such court except to the extent mandated by applicable law.  You hereby waive any objection that you may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.  You hereby acknowledge that you have been advised by counsel in the negotiation, execution and delivery of this Commitment Letter, the Fee Letter,

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and the other agreements and transactions contemplated hereby, that no Commitment Party has any fiduciary relationship with or fiduciary duty to you or any other person arising out of or in connection with this Commitment Letter, the Fee Letter or any of the other agreements or transactions contemplated hereby and that no Commitment Party has been retained to advise or has advised you or any other person regarding the wisdom, prudence or advisability of entering into or consummating the Transaction.  EACH OF YOU AND WE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY OF THE OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

Each of BSCL and Bear Stearns may have economic interests that conflict with those of Holdings, the Borrower and the Target.  You acknowledge that the transactions contemplated by this Commitment Letter and the Fee Letter are arms-length commercial transactions and that each of BSCL and Bear Stearns is acting as principal and in its own best interests.  Holdings and the Borrower are relying on their own experts and advisors to determine whether the transactions contemplated by this Commitment Letter and the Fee Letter are in their best interests.  You agree that each of BSCL and Bear Stearns will act under this Commitment Letter and the Fee Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter, the nature of our services, or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between BSCL and Bear Stearns on the one hand and Holdings, the Borrower and the Target, their shareholders or their affiliates on the other hand.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Fee Letter by returning to us executed counterparts hereof and of the Term Sheet and Fee Letter not later than 11:59 p.m., New York City time, on December 18, 2006.  The commitments and agreements of the Commitment Parties herein will automatically expire upon the earlier to occur of (i) December 18, 2006 in the event we have not received such executed counterparts in accordance with the immediately preceding sentence, (ii) upon termination of the Merger Agreement or (iii) at 12:00 noon, New York City time, on May 31, 2007 (the “Closing Deadline”) if the Closing Date has not yet occurred.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BEAR, STEARNS & CO. INC.		BEAR STEARNS CORPORATE LENDING INC.

By:	/s/ Keith C. Barnish	By:	/s/ Keith C. Barnish
	Name: Keith C. Barnish		Name: Keith C. Barnish
	Title: Senior MD		Title: Executive VP

Accepted and agreed to

as of the date first

written above by:

PROTECTION ONE ALARM MONITORING, INC.

By:	/s/ Richard Ginsburg
Name: Richard Ginsburg
Title: President and CEO

PROTECTION ONE, INC.

By:	/s/ Richard Ginsburg
Name: Richard Ginsburg
Title: President and CEO

Annex A

Indemnification Provisions

Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated December 17, 2006 (the “Commitment Letter”) from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to Protection One Alarm Monitoring, Inc. and Protection One, Inc. (each, an “Indemnifying Party”), of which these Indemnification Provisions form an integral part.

To the fullest extent permitted by applicable law, each Indemnifying Party agrees that it will indemnify and hold harmless each of the Indemnified Persons from and against any and all losses, claims, damages, obligations, penalties, judgments, awards and liabilities relating to any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, and costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Transaction, (ii) the Commitment Letter, the Fee Letter or the Facilities, or (iii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, any information memorandum or any other information furnished by any Indemnifying Party or any of its subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Transaction, the Commitment Letter, the Fee Letter or the Facilities; provided, however, that as to any Indemnified Person, such indemnity agreement and expense reimbursement obligation shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from (A) the gross negligence or willful misconduct of such Indemnified Person (or its officers, directors or employees acting within the scope of their duties) or  (B) claims brought solely by one Indemnified Person  against another.

These Indemnification Provisions shall be in addition to any liability which any Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Parties with reasonable promptness, provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Parties shall not relieve any Indemnifying Party from its obligations hereunder.  Bear Stearns, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and each Indemnifying Party agrees to pay the fees, expenses and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Parties and any counsel designated by the Indemnifying Parties; provided, that

Annex A-1

the Indemnifying Parties shall only be responsible for the fees and expenses of one such counsel (in addition to any local and special counsel deemed appropriate by the Indemnified Persons) except to the extent that there is any actual or perceived conflict among the Indemnified Persons.  Each Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld.  Without the prior written consent of Bear Stearns, no Indemnifying Party shall settle or compromise any such claim, or permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Indemnifying Parties, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Parties, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Parties, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter and the Fee Letter.

Neither the expiration or termination of BSCL’s commitments under the Commitment Letter nor the funding or repayment of the loans under the Facilities shall affect these Indemnification Provisions which shall remain operative and in full force and effect.  All obligations and liabilities of the Indemnifying Parties under these Indemnification Provisions shall be in all respects joint and several.

Annex A-2

Exhibit A

CREDIT FACILITIES

Summary of Terms and Conditions

December 17, 2006

Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated December 17, 2006 (the “Commitment Letter”) from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to Protection One Alarm Monitoring, Inc. and Protection One, Inc., of which this Summary of Terms and Conditions forms an integral part.

I.     Parties

Borrower:	Protection One Alarm Monitoring, Inc. (the “Borrower”).
Guarantors:

Protection One, Inc. (“Holdings”) and each of Holdings’ direct and indirect present and future domestic subsidiaries (other than the Borrower) (the “Guarantors”; the Borrower and the Guarantors collectively, the “Credit Parties”).

Advisor, Sole Lead Arranger and Sole Bookrunner:	Bear, Stearns & Co. Inc. (in such capacity, the “Lead Arranger”).
Administrative Agent:	Bear Stearns Corporate Lending Inc. (in such capacity, the “Administrative Agent”).
Lenders:	A syndicate of financial institutions, commercial banks and other non-banking entities arranged by the Lead Arranger (collectively, the “Lenders”).

II.   Types and Amounts of Facilities

1.     Term Loan B Facility

Type and Amount of Facility:

A  $298.5 million(1) term loan B facility maturing on March 31, 2012 (the “Term Loan Facility” and the loans thereunder, the “Term Loans”) repayable in quarterly installments equal to 0.25% of the original principal amount of the Term Loans through December 31, 2011, with the balance payable on the

(1) Note that this amount will be reduced on a dollar-for-dollar basis for any prepayments under the Existing Credit Facilities made prior to the Closing Date.

Exhibit A-1

maturity date.  In the event that the Borrower’s outstanding 8.125% Senior Subordinated Notes due 2009 (the “Senior Subordinated Notes”) are not repaid in full or refinanced on the terms permitted by the Existing Credit Agreement prior to June 30, 2008 (the “Notes Refinancing Date”), the Term Loans shall automatically mature and all amounts outstanding thereunder shall be deemed immediately due and payable on such date.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date (as defined below).
Purpose:	The proceeds of the Term Loans shall be used to finance the Transaction and to pay related fees and expenses.

2.     Incremental Credit Facility:

Type and Amount of Facility:

The Borrower will have the right to solicit commitments for a pre-approved incremental term loan facility (the “Incremental Term Loan Facility” and the loans thereunder, the “Incremental Term Loans”) in an aggregate principal amount of up to $10 million on terms substantially the same as those applicable to the Term Loan B Facility.  Such Incremental Term Loans may be provided by existing Senior Lenders or other persons who become Senior Lenders in connection therewith and will be subject to customary price protection.  No Senior Lender will be obligated to provide any  Incremental Term Loan unless and until it has separately committed to do so and the conditions to such commitment have been satisfied (it being understood that BSCL has so committed on the terms and subject to the conditions set forth in the Commitment Letter). The pricing, maturity date, amortization and other terms and conditions of the Incremental Term Loans shall be the same as those with respect to the Term Loans.  The Incremental Term Loan Facility may be accessed only in connection with the consummation of the Acquisition, and the proceeds thereof shall be used only in connection with the consummation of the Transaction.

3.     Revolving Credit Facility

Type and Amount of Facility:

A $25.0 million revolving credit facility with a commitment termination date of December 31, 2011 (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”) (the loans thereunder, the “Revolving Credit

Exhibit A-2

Loans” and, together with the Term Loans, the “Loans”).
Availability:

The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on December 31, 2011 (the “Revolving Credit Termination Date”); provided that in the event the Senior Subordinated Notes are not repaid in full or refinanced on the terms permitted by the Existing Credit Agreement prior to the Notes Refinancing Date, the Revolving Credit Termination Date shall be deemed to be the Notes Refinancing Date.  No more than $5.0 million of Revolving Loans, in addition to any Letters of Credit requested or outstanding, may be outstanding on the Closing Date.

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of $10.0 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by a Lender to be selected in the syndication process (in such capacity, the “Issuing Lender”).  No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) within one business day.  To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:

A portion of the Revolving Credit Facility not in excess of $2.5 million shall be available for swing line loans (the “Swing Line Loans”) from a Lender to be selected in the syndication process (in such capacity, the “Swing Line Lender”) on same-day notice.  Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Revolving Credit Termination Date.
Purpose:	The proceeds of the Revolving Credit Loans shall be used for working capital and general corporate purposes (including

Exhibit A-3

capital expenditures and permitted acquisitions) of the Borrower and its subsidiaries.

III.  Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and Commitment Reductions:

Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon, without premium or penalty (other than customary interest period breakage costs).  Each optional prepayment of the Term Loans shall be credited to the remaining installments thereof on a pro rata basis and may not be reborrowed.

Mandatory Prepayments and Commitment Reductions:

The following amounts shall be applied to prepay the Term Loans and to reduce the Revolving Credit Facility, subject to agreed upon exceptions:

(a)   50.0% of the net proceeds of any sale or issuance of equity of Holdings (other than (i) issuances to the Sponsor, (ii) certain issuances to management, and (iii) the proceeds of which are reinvested in capital assets useful in the business or used to repay the Senior Subordinated Notes within 270 days following the receipt of such net proceeds), reducing to zero percent of such net proceeds if, at the time of such sale or issuance, the consolidated total leverage ratio of the Borrower and its subsidiaries is less than 2.50:1.00, and 100.0% of the net proceeds of any incurrence of certain indebtedness after the Closing Date by the Borrower or any of its subsidiaries;

(b)   100.0% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation or issuance or sale of equity interests in the Borrower or any subsidiary) by Holdings, the Borrower or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on, including sales of customer contracts or alarm monitoring operations for cash proceeds not to exceed (i) $25.0 million in any year and (ii) $50.0 million in the aggregate since the Closing Date), subject to customary reinvestment provisions, which, in the case of proceeds of such sales of customer contracts or alarm monitoring operations, shall allow for the reinvestment within 270 days of such proceeds in customer contracts or alarm monitoring operations; and

Exhibit A-4

(c)   75% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with fiscal year 2008) less all voluntary prepayments of the Term Loans and, solely to the extent accompanied by a permanent reduction in commitments, the Revolving Loans during such fiscal year, with a step-down to 50% if the consolidated total leverage ratio of the Borrower and its subsidiaries is less than 3.00:1.00, and a further stepdown to 25% if the consolidated total leverage ratio of the Borrower and its subsidiaries is less than 2.00:1.00.

All such amounts shall be applied first, to the prepayment of the Term Loans and second, to the permanent reduction of the Revolving Credit Facility.  Each such prepayment of the Term Loans shall be applied to the remaining installments thereof on a pro rata basis and may not be reborrowed.

IV.  Collateral

The obligations of each Credit Party in respect of the Facilities and in respect of interest rate hedging agreements with the Lenders and their affiliates shall be secured by a perfected first priority security interest in favor of the Administrative Agent in substantially all of each Credit Party’s present and future tangible and intangible assets (the “Collateral”) (including, without limitation, goods, payment receivables, deposit accounts, general intangibles, intellectual property, real property and all of the capital stock of the Borrower, each of its direct and indirect domestic subsidiaries and 65% of first-tier foreign subsidiaries, subject to permitted liens and except for assets which are not assignable by their terms, except for those assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, and other exceptions to be agreed upon.

V.   Certain Conditions

Initial Conditions:

The availability of the Facilities shall be conditioned upon the continuing satisfaction on or before the Closing Deadline of (a) the conditions set forth in Exhibit B, and (b) customary corporate and document delivery requirements, accuracy of representations and warranties (subject to materiality qualifiers where appropriate), and compliance with applicable laws and regulations in all material respects (including, but not limited to, margin regulations and environmental laws)

Exhibit A-5

(the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).
On-Going Conditions:

The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation with respect to the Facilities (the “Credit Documentation”) (b) the absence of a material adverse change and (c) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.  As used herein and in the Credit Documentation, a “material adverse change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property, financial condition, or results of operations of the Borrower and its subsidiaries, taken as a whole, or (b) the validity or enforceability of the Credit Documentation or the rights and remedies of the Agents and the Lenders thereunder or the validity, perfection, or priority of the Administrative Agent’s liens upon any of the Collateral.

Notwithstanding the foregoing, the only representations relating to the Target and its subsidiaries and their businesses the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (a) such representations made by the Borrower and the Target in the Merger Agreement and (b) the Specified Representations.  For purposes hereof, “Specified Representations” shall mean the representations and warranties set forth in the Credit Documentation relating to corporate power and authority, enforceability of Credit Documentation, Federal Reserve regulations, Investment Company Act, security interests and, as they relate to the Facilities and the performance of the Credit Parties’ obligations under the Credit Documentation, no conflicts with law and contractual obligations and no material litigation.

VI.   Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type with materiality thresholds to be agreed upon but substantially similar to those contained in the Existing Credit Agreement (including, but not limited to the adjustment of financial and negative covenants in order to reflect the increased size of the Borrower, pro forma projections and activities of the Target (including lending to wholesale dealers and acquisition of accounts from wholesale

Exhibit A-6

dealers and otherwise)), including, without limitation:
Representations and Warranties:

Financial statements (including pro forma financial statements but excluding Projections); absence of undisclosed liabilities; no material adverse change since the date of the last audit prior to the Closing Date; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure (including Projections); creation and perfection of security interests; status as senior debt; and no other designated senior debt.

Affirmative Covenants:

Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information reasonably requested by any Lender; payment of other  contractual obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of each of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; regulatory and legal matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants:

Financial covenants consisting of minimum interest coverage and maximum total leverage (including adjustments in order to reflect the increased size of the Borrower, pro forma projections and activities of the Target which preserve cushions over projections consistent with the Existing Credit Agreement).

Exhibit A-7

Negative Covenants:

Limitations (subject to exceptions to be agreed) on: indebtedness (including preferred stock and stock redemption or purchase obligations); liens; guarantee obligations; mergers, acquisitions, consolidations, liquidations and dissolutions; sales of assets (with certain exceptions to be agreed upon); capital leases; dividends and other payments in respect of capital stock; capital expenditures (including customer acquisition costs); investments (with permitted acquisitions to be agreed upon, and allowing for lending activities of Target to wholesale dealers up to limits to be agreed), loans and advances; optional payments and modifications of subordinated debt instruments; transactions with affiliates (with certain exceptions to be agreed upon, including monitoring and transaction fees payable to the Sponsor up to an amount to be agreed upon); sale and leasebacks; changes in fiscal year; negative pledge clauses; restrictions on subsidiary dividends; changes in lines of business; issuances and sales of equity interests in subsidiaries; designated senior debt; and changes in passive holding company status of Holdings.

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy and other insolvency events; certain ERISA events; material judgments; actual or asserted (solely in the case of Borrower, Holdings or any subsidiary) invalidity or repudiation of any guarantee or security document, subordination provisions or security interest; lack of perfection or priority of security interests (other than with respect to any immaterial portion of collateral); and a change of control (the definition of which is to be agreed but in any event including any change of control in respect of the Senior Subordinated Notes).

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans, Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (ii) reductions in the rate of interest

Exhibit A-8

(other than the default rate) or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of such Lender’s commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of any Guarantor not otherwise permitted to be released by the terms of the Credit Documentation or all or substantially all of the Collateral.

Assignments and Participations:

The Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of an assignment (other than an assignment (i) to another Lender or to an affiliate of a Lender or (ii) of funded Term Loans), to the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and subject to payment to the Administrative Agent of a recordation and processing fee in the amount of $3,500 and, so long as no event of default is continuing, the Borrower (and, in the case of any assignment relating to the Revolving Credit Facility, the Issuing Lender) which consent, in each case, shall not be unreasonably withheld; provided, that in no event shall any assignment be made, or participation sold to, any competitor of Borrower. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1.0 million unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions so long as the Lender from which it purchased its participation would have such benefits. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:

The Credit Documentation shall contain customary provisions (subject to a cap on the recovery period to be agreed upon) (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with,

Exhibit A-9

among other things, any prepayment by the Borrower of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.
Expenses and Indemnification:

The Credit Documentation will provide that the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel, together with such other special or local counsel as the Agents may deem appropriate) and (b) all out-of-pocket expenses of the Agents and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Credit Documentation will provide that the Agents and the Lenders (and their affiliates and their respective officers, directors, employees, attorneys, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of the indemnified party (or its officers, directors or employees acting within the scope of their duties) or claims brought solely by one indemnified party against another)).

Governing Law and Forum:	State of New York.
Counsel to the Lead Arranger:	Latham & Watkins LLP.

Exhibit A-10

Annex I

Interest and Certain Fees

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to: (a) the Base Rate plus the Applicable Margin; or (b) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“Base Rate” means the higher of (i) the rate of interest publicly announced by the commercial bank selected by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.5% per annum.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six (or, if available to all Lenders, nine or twelve) months, as selected by the Borrower, are offered in the interbank eurodollar market.

The initial per annum interest rate for Revolving Credit Loans and Term Loans (the “Applicable Margin”) that are Eurodollar Loans (as defined below) will be LIBOR plus 250 bps.

The Applicable Margins for the Revolving Credit Facility shall be subject to adjustment downward after the delivery of financial reports for the Borrower’s first two full fiscal quarters following the Closing Date pursuant to a pricing grid setting forth the same terms as reflected in the Existing Credit Agreement (the “Pricing Grid”).  In any event, the highest margin set forth in the Pricing Grid shall apply whenever any default or event of default has occurred and is continuing.

The Applicable Margin with respect to Base Rate Loans (as defined below) in each case will be 100 basis points lower than the Applicable Margin with respect to Eurodollar Loans (as defined below).
Interest Payment Dates:	In the case of Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears.
In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest

Annex I-1

period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.
Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate per annum of 0.5% on the average daily unused portion of the Revolving Credit Facility payable quarterly in arrears.
Letter of Credit Fees:

The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans which are Revolving Credit Loans on the face amount of each such Letter of Credit.  Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to the letter of credit commission, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the Facilities, the overdue principal payments shall bear interest at 2.0% per annum above the rate otherwise applicable thereto.  Overdue interest and fees shall bear interest at 2.0% per annum above the rate applicable to Base Rate Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-2

Exhibit B

The availability of the Facilities and the effectiveness of the Amended Credit Agreement shall be subject to the satisfaction of the following conditions.  Capitalized terms used but not defined herein have the meanings given in the Commitment Letter dated December 17, 2006 (the “Commitment Letter”) from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to Protection One Alarm Monitoring, Inc. and Protection One, Inc.

(a)           A lock-up agreement (the “Lock-Up Agreement”) in form and substance satisfactory to the Lead Arranger (it being understood and agreed that the draft Lock-Up Agreement dated December 17, 2006 is acceptable to the Lead Arranger) shall have been executed by the holders of not less than 85% of the outstanding Target Notes and no material provision thereof shall have been amended, waived, withdrawn, rescinded or otherwise modified in a manner materially adverse to the Lenders without the prior written consent of the Lead Arranger, not to be unreasonably withheld, and the Noteholder Consent (together with the consent of the requisite holders of Target Notes to remove all restrictive covenants contained in any remaining Target Notes) and the note exchange contemplated thereby shall have been consummated prior to or concurrently with the consummation of the Acquisition, and the Acquisition shall be consummated concurrently with the effectiveness of the Amended Credit Agreement or documentation governing the Replacement Facilities, as the case may be, pursuant to the Merger Agreement and the Amended Credit Agreement or documentation governing the Replacement Facilities, as the case may be, in form and substance reasonably satisfactory to the Lead Arranger (the “Transaction Documentation”) (it being understood and agreed that the draft Merger Agreement dated December 17, 2006 is acceptable to the Lead Arranger), and no material provision thereof shall have been amended, waived or otherwise modified in a manner materially adverse to the Lenders without the prior written consent of the Lead Arranger, not to be unreasonably withheld.

(b)           The capital and ownership structure of Holdings, the Borrower, the Target and their respective subsidiaries after giving effect to the Transaction shall be as described in the Commitment Letter or otherwise reasonably satisfactory to the Lead Arranger.

(c)           All governmental and third party approvals (i) required in the Merger Agreement, and (ii) necessary in connection with the financing contemplated hereby (including stockholder approvals, if any) shall have been obtained and be in full force and effect or (in the case of clause (i)) waived in accordance with the Merger Agreement; provided no such waiver that would be materially adverse to the Lenders shall be permitted without the prior written consent of the Lead Arranger, not to be unreasonably withheld.

(d)           The priority of the security interests and related creditor rights between the Facilities and the Second Lien Notes shall be as set forth in an intercreditor agreement (the

Exhibit B-1

“Intercreditor Agreement”) on terms and conditions reasonably satisfactory to the Lead Arranger.

(e)           The Lead Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(f)            The Lead Arranger shall have received (1) (i) audited consolidated financial statements of each of Holdings, the Target and their respective subsidiaries for the 2003, 2004 and 2005 fiscal years and, if available, the 2006 fiscal year, including balance sheets and income and cash flow statements and related notes thereto, and (ii) unaudited interim consolidated financial statements of each of Holdings, the Target and their respective subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (2) consolidating pro forma balance sheets (as of the date of the most recent consolidated quarterly balance sheet delivered pursuant to clause (1)(ii) of this paragraph) and income statements (for the most recent twelve-month period for which quarterly income statements have been delivered pursuant to clause (1)(ii) of this paragraph) of Holdings and its subsidiaries, giving effect to the Transaction and the financings contemplated hereby as if such transaction had occurred (x) on such date, in the case of the balance sheets, and (y) at the beginning of such period, in the case of the income statements.

(g)           The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to each of Holdings, the Borrower, the Target and each of their respective subsidiaries, and such search shall reveal no liens on any of the assets of Holdings, the Borrower, the Target or their respective subsidiaries, except for liens in favor of the Lenders, liens permitted by the Amended Credit Agreement or documentation governing the Replacement Facilities, as the case may be (it being understood that certain liens that are not material will be permitted), or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(h)           The Lead Arranger shall have received a solvency certificate of the chief financial officer of Holdings which shall document the solvency of Holdings and its subsidiaries, including the Target, taken as a whole, after giving effect to the Refinancing and the other transactions contemplated hereby.

(i)            The Lead Arrangers shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be reasonably required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(j)            All documents and instruments required to perfect the first priority security interest (subject to permitted liens), or desirable in the reasonable discretion of the Administrative Agent to reaffirm such first priority security interest, of the Administrative Agent in the Collateral (including delivery of capital stock certificates and undated stock powers executed in blank) shall have been executed (if applicable) and be in proper form for filing, and, in connection with the real estate Collateral for which a mortgage is being executed, the Administrative Agent shall have received satisfactory title insurance policies, surveys and

Exhibit B-2

other customary documentation; provided that this condition shall be deemed to have been satisfied to the extent that the Borrower has used commercially reasonable efforts to deliver the foregoing and has succeeded in doing so with regard to assets of the Borrower and the Target other than certain assets that are not material.

Exhibit B-3